EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Lance, Inc.:
We consent to the incorporation by reference in the Registration Statements, No. 333-150931, No. 33-58839, No. 333-25539, No. 333-35646, No. 333-104960, No. 333-104961, No. 333-124472, and No. 333-146336 of Lance, Inc. on Form S-8 of our reports dated February 23, 2009, with respect to the consolidated balance sheets of Lance, Inc. and subsidiaries as of December 27, 2008 and December 29, 2007, and the related consolidated statements of income, stockholders’ equity and comprehensive income and cash flows for each of the fiscal years in the three-year period ended December 27, 2008, and the related financial statement schedule “Valuation and Qualifying Accounts,” and the effectiveness of internal control over financial reporting as of December 27, 2008, which reports appear in the December 27, 2008 annual report on Form 10-K of Lance, Inc.
As discussed in the Summary of Significant Accounting Policies, the Company adopted Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — an Interpretation of FASB Statement 109,” effective December 31, 2006. Additionally, the Company adopted the fair value method of accounting for stock-based compensation as required by Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment,” effective January 1, 2006, and the recognition and disclosure provisions of Statement of Financial Accounting Standards, No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans,” as of December 30, 2006.
/s/ KPMG LLP
Charlotte, North Carolina
February 23, 2009